Exhibit 10.45

Keystone Automotive Industries, Inc.

Nonqualified Stock Option Award Agreement

THIS AGREEMENT, effective                     , represents the grant of a nonqualified stock option (“Option”) by Keystone Automotive Industries, Inc. (the “Company”) to the Participant named below, pursuant to the provisions of the 2005 Omnibus Incentive Plan (the “Plan”).

The Plan provides a complete description of the terms and conditions governing this Option. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1. General Option Grant Information. The individual named below has been selected to be a Participant in the Plan and receive a Nonqualified Stock Option (NQSO) grant, as specified below:

(a)	Participant:

(b)	Date of Grant:

(c)	Number of Shares Covered by this Option:

(d)	Option Price:

(e)	Date of Expiration:

2. Grant of Option. The Company hereby grants the Participant an Option to purchase the number of Shares set forth above, at the stated Option Price, which is one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant, in the manner and subject to the terms and conditions of the Plan and this Agreement.

3. Option Term. This Option will begin as of the Date of Grant as detailed above and shall expire on the Date of Expiration as detailed above (“Option Term”), unless sooner terminated in accordance with the terms of this Agreement.

4. Vesting Period. The Option does not provide the Participant with any rights or interests therein until it vests in accordance with the following:

(a)	Thirty-three and one-third percent (33 1/3%) of the Option (rounded to a whole Share) will vest on each of the first, second and third anniversaries of the Date of Grant, provided that either (a) the Participant has continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through each such anniversary or anniversaries, or (b) an event described in subparagraphs (a) through (d) of Paragraph 7 below occurs.

5. Exercise. The Participant or the Participant’s representative upon the Participant’s death (as determined in accordance with section 15 of the Plan) may exercise this Option to the extent vested at any time prior to the termination of the Option as provided in Paragraph 3 and 7.

6. How to Exercise. Once vested, the Options hereby granted shall be exercised by written notice to Company’s Chief Financial Officer (CFO) or such other administrator as may be designated by the CFO, specifying the number of Shares subject to this Option that the Participant then desires to exercise.

7. Termination of Employment. In the event of the termination of Participant’s employment for one of the events described in subparagraphs (a) through (d) below, the vesting and termination of the Options shall take place as follows:

(a)	If the Participant’s employment terminates during the Option Term by reason of death, the Options shall continue to vest pursuant to the timing set forth in Paragraph 4 above for twenty-four (24) months and shall terminate and have no force or effect upon the earlier of: (i) twenty-seven (27) months after the date of death; or (ii) the expiration of the Option Term.

(b)	If the Participant’s employment terminates during the Option Term by reason of Disability, the Options shall continue to vest pursuant to the timing set forth in Paragraph 4 above for twenty-four (24) months and shall terminate and have no force or effect upon the earlier of: (i) twenty-seven (27) months after the Participant’s termination of employment; or (ii) the expiration of the Option Term.

(c)	If the Participant terminates his/her employment after age 65, the Options shall continue to vest pursuant to the timing set forth in Paragraph 4 above for twenty-four (24) months and shall terminate and have no force or effect upon the earlier of: (i) twenty-seven (27) months after the Participant’s termination of employment; or (ii) the expiration of the Option Term.

(d)	If the Participant’s employment terminates during the Option Term due to dismissal by the Company with or without cause, or Participant terminates his/her employment prior to reaching age 65, the Options terminate and have no force or effect upon the earlier of (i) ninety (90) days after Participant’s termination of employment; or (ii) the expiration of the Option Term.

(e)	If the Participant continues employment with the Company through the Option Term, the Options terminate and have no force or effect upon the expiration of the Option Term.

8. Change in Control. In the event of a Change in Control of the Company, as defined in Section 2.8 of the Plan, to the extent that another award meeting the requirements of subsection (a) below (a “Replacement Award”) is provided to replace the Option (the “Replaced Award”), the Participant’s outstanding Option will not become fully vested and exercisable.

(a)

An Award shall meet the conditions of this Section 8(a) (and hence qualify as a Replacement Award) if: (i) it has a value at least equal to the value of the Replaced Award; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the

Company or its successor following the Change in Control; and (iii) its other terms and conditions are not less favorable than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). The determination of whether the conditions of this Section 8(a) are satisfied will be made by the Committee (as defined in the Plan), in its sole discretion.

(b)	If during the two (2) year period after the Change in Control the Company terminates the Participant’s employment without Cause or the Participant terminate employment for Good Reason, as defined in Section 2.20 of the Plan, all Replacement Awards the Participant holds will become fully vested and exercisable. All Options the Participant held immediately before termination of employment that the Participant held as of the date of the Change in Control or that constitute Replacement Awards will remain exercisable for one (1) year following the Participant’s termination or until the expiration of the stated term of such Option, whichever period is shorter.

If the conditions of subsection (a) above are not met upon a Change in Control, as determined in the sole discretion of the Committee, all then-outstanding Options shall become fully vested and exercisable.

9. Nontransferability. This Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, except as provided in the Plan. No assignment or transfer of the Option, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or as otherwise required by applicable law, shall vest in the assignee or transferee any interest whatsoever.

10. Disability. A condition of Disability shall be deemed to have occurred if the Committee determines, acting in good faith, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to last for a continuous period of not less than twelve (12) months, and is not expected to return to gainful activity in the foreseeable future.

11. Administration. This Agreement and the Participant’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

12. Requirements of Law. The granting of this Option shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

13. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant or the Participant’s beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

14. Continuation of Employment. This Agreement shall not confer upon the Participant any right to continuation of employment by the Company, its Affiliates and/or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s, its Affiliates’ and/or its Subsidiaries’ right to terminate the Participant’s employment at any time.

15. Amendment to the Plan. The Plan is discretionary in nature and the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement, without the Participant’s written approval.

16. Successor. All obligations of the Company under the Plan and this Agreement, with respect to the Option, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

17. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18. Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the state of California without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the state of California.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of                     .

Keystone Automotive Industries, Inc.

By:
ATTEST:

Participant

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